Exhibit 99.1

Guess?, Inc. Reports an 80% Increase in Second Quarter 2005 Earnings to $0.09 Per Share Versus $0.05 Last Year

          LOS ANGELES, July 28 /PRNewswire-FirstCall/ -- Guess?, Inc. (NYSE: GES) today reported financial results for the second quarter ended July 2, 2005.

          Second Quarter Results
          For the second quarter ended July 2, 2005, the Company reported that net earnings increased by 95.4% to $4.2 million compared to net earnings of $2.1 million for the quarter ended June 26, 2004.  Diluted earnings per share increased 80.0% to $0.09 per share in the current quarter versus $0.05 per share in the second quarter last year.

          Maurice Marciano, Co-Chairman and Co-CEO, commented, “We are pleased with our second quarter financial performance.  Our wholesale, retail and licensing operations all posted solid performance during the period.  We controlled expenses effectively and operated with leaner inventories in North America, which contributed to higher margins in our wholesale segment and a better transition into the important back to school selling period in our stores.  Our retail business and the licensing segment had solid results based on strong customer response to our product and our new contemporary line, Marciano, is performing ahead of plan.  We are very pleased with the progress made with our European business and its integration.  We believe we are well positioned for strong international expansion and remain confident about our prospects for the balance of 2005.”

          Total net revenue for the second quarter of 2005 increased 15.7% to $178.2 million from $154.1 million in the second quarter of 2004.  The Company’s retail stores in the U.S. and Canada generated revenue of $132.9 million in the 2005 second quarter, a 15.3% increase from $115.2 million, as reported in the prior year period. Comparable store sales increased 4.2% during the second quarter of 2005 versus the prior year period.  Net revenue from the Company’s wholesale segment increased 3.5% to $26.1 million in the second quarter of 2005 from $25.3 million in the same year-ago period.  Net revenue from the Company’s European operations increased 146.3% to $9.9 million in the second quarter of 2005, compared to $4.0 million in the prior year period.  Licensing segment net revenue decreased 3.0% to $9.3 million in the second quarter of 2005 from $9.6 million in the prior year period.  The Company operated 301 retail stores at second quarter-end 2005 versus 264 stores a year earlier.

          Six Month Results
          For the six months ended July 2, 2005, the Company reported that net earnings increased 327.0% to $12.3 million compared to net earnings of $2.9 million for the six months ended June 26, 2004.  Diluted earnings per share increased 366.7% to $0.28 per share in the current six-month period versus $0.06 per share in the comparable period last year.  The six months ended July 2, 2005 had 183 days compared to 178 days in the six months ended June 26, 2004.

          Total net revenue increased 28.1% to $393.8 million in the 2005 six-month period from $307.4 million in the prior year period.  The Company’s retail stores in the U.S. and Canada generated revenue of $249.4 million for the first six months of 2005, an increase of 16.1% from $214.8 million for the prior year period.  Comparable store sales increased 4.4% during the first half of 2005.  Net revenue from the Company’s wholesale segment in the first half of 2005 increased 7.2% to $57.1 million from $53.3 million in the first six months of 2004.  Net revenue from the Company’s European operations increased 253.7% to $66.6 million in the first six months of 2005, compared to $18.8 million in the prior year period, following the acquisition of the Company’s European jeanswear licensee on January 3, 2005.  Licensing segment net revenue was $20.7 million in the first six months of 2005, a 0.9% increase from $20.5 million for the same prior year period.

          July Comparable Store Sales
          The Company’s July fiscal month began on July 3, 2005 and will end on July 30, 2005.  Based on current sales trends, the Company expects July comparable store sales to increase in the low to mid single digits on a percentage basis.

          The Company will hold a conference call at 4:30 pm (ET) on July 28, 2005 to discuss the news announced in this press release.  A live webcast of the conference call will be accessible at www.guess.com via the “Investor’s Info” link from the “Guess?, Inc.” section of the site.  The webcast will be archived on the website for 30 days.

          Guess?, Inc. designs, markets, distributes and licenses a lifestyle collection of contemporary apparel, accessories and related consumer products.  At July 2, 2005, the Company operated 301 retail stores in the United States and Canada.  The Company also distributes its products through better department and specialty stores around the world.  For more information about the Company, please visit www.guess.com.

          Except for historical information contained herein, certain matters discussed in this press release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are only expectations, and involve known and unknown risks and uncertainties, which may cause actual results in future periods and other future events to differ materially from what is currently anticipated.  Factors which may cause actual results in future periods to differ from current expectations include, among other things, the continued availability of sufficient working capital, the successful integration of acquisitions and new stores into existing operations, the continued desirability and customer acceptance of existing and future product lines (including licensed product lines), possible cancellations of wholesale orders, the success of competitive products, and the availability of adequate sources of capital.  In addition to these factors, the economic and other factors identified in the Company’s most recent annual report on Form 10-K for the fiscal year ended December 31, 2004, including but not limited to the risk factors discussed therein, could affect the forward-looking statements contained herein and in the Company’s other public documents.

          Contact:  Carlos Alberini
                         President & Chief Operating Officer
                         (213) 765-3582

                         Frederick G. Silny
                         SVP & Chief Financial Officer
                         (213) 765-3289

Guess?, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended

	July 2, 2005		June 26, 2004

	$	%	$	%

Net revenue
Product sales	$168,913	94.8%	$144,489	93.8%
Net royalties	9,322	5.2%	9,608	6.2%
	178,235	100.0%	154,097	100.0%
Cost of product sales	111,757	62.7%	96,307	62.5%
Gross profit	66,478	37.3%	57,790	37.5%
Selling, general and administrative expenses	58,717	32.9%	52,577	34.1%
Earnings from operations	7,761	4.4%	5,213	3.4%
Other (income) expense:
Interest expense	2,093	1.2%	1,576	1.0%
Interest income	(1,043)	(0.6)%	(103)	—
Earnings before income taxes	6,711	3.8%	3,740	2.4%
Income taxes	2,547	1.5%	1,609	1.0%
Net earnings	$4,164	2.3%	$2,131	1.4%
Net earnings per share:
Basic	$0.09		$0.05
Diluted	$0.09		$0.05
Weighted number of shares outstanding:
Basic	44,238		43,997
Diluted	44,703		44,553

	Six Months Ended

	July 2, 2005		June 26, 2004

	$	%	$	%

Net revenue
Product sales	$373,107	94.7%	$286,894	93.3%
Net royalties	20,736	5.3%	20,548	6.7%
	393,843	100.0%	307,442	100.0%
Cost of product sales	245,142	62.2%	197,122	64.1%
Gross profit	148,701	37.8%	110,320	35.9%
Selling, general and administrative expenses	125,786	32.0%	102,498	33.3%
Earnings from operations	22,915	5.8%	7,822	2.6%
Other (income) expense:
Interest expense	3,847	1.0%	2,961	1.0%
Interest income	(1,478)	(0.4)%	(205)	—
Earnings before income taxes	20,546	5.2%	5,066	1.6%
Income taxes	8,219	2.1%	2,179	0.7%
Net earnings	$12,327	3.1%	$2,887	0.9%
Net earnings per share:
Basic	$0.28		$0.07
Diluted	$0.28		$0.06
Weighted number of shares outstanding:
Basic	44,219		43,881
Diluted	44,677		44,456

Guess?, Inc. and Subsidiaries
Consolidated Segment Data
(in thousands)
(Unaudited)

	Three Months Ended		Six Months Ended

	July 2, 2005	June 26, 2004	July 2, 2005	June 26, 2004

Net revenue:
Retail operations	$132,908	$115,248	$249,403	$214,772
Wholesale operations	26,087	25,214	57,146	53,303
European operations	9,918	4,027	66,558	18,819
Licensing operations	9,322	9,608	20,736	20,548
	$178,235	$154,097	$393,843	$307,442
Earnings (loss) from operations:
Retail operations	$13,457	$12,546	$10,049	$10,868
Wholesale operations	279	(4,752)	2,406	(5,946)
European operations	(4,853)	(508)	11,000	4,783
Licensing operations	7,906	7,065	17,050	16,048
Corporate overhead	(9,028)	(9,138)	(17,590)	(17,931)
	$7,761	$5,213	$22,915	$7,822

Guess?, Inc. and Subsidiaries
Selected Condensed Consolidated Balance Sheet Data
(in thousands)
(Unaudited)

	July 2, 2005	December 31, 2004	June 26, 2004

ASSETS
Cash and cash equivalents	$88,273	$106,003	$50,377
Restricted cash	3,231	3,660	4,097
Receivables, net	74,399	53,915	38,084
Inventories, net	113,206	82,329	96,810
Other current assets	26,307	25,116	26,684
Property and equipment, net	121,430	113,944	106,524
Other assets	58,479	39,337	35,588
Total Assets	$485,325	$424,304	$358,164
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current installments of notes payable and long-term debt	$37,015	$13,430	$12,948
Other current liabilities	122,659	119,369	92,510
Notes payable and long-term debt, excluding current installments	50,848	41,396	47,773
Other liabilities	43,938	29,532	16,353
Stockholders’ equity	230,865	220,577	188,580
Total Liabilities and Stockholders’ Equity	$485,325	$424,304	$358,164

Guess?, Inc. and Subsidiaries
Condensed Consolidated Cash Flow Data
(in thousands)
(Unaudited)

	Six Months Ended

	July 2, 2005	June 26, 2004

Net cash provided by (used in) operating activities	$23,937	$(1,468)
Net cash used in investing activities	(41,389)	(9,950)
Net cash provided by (used in) financing activities	148	(5,282)
Effect of exchange rates on cash	(426)	(86)
Net decrease in cash and cash equivalents	(17,730)	(16,786)
Cash and cash equivalents at the beginning of the year	106,003	67,163
Cash and cash equivalents at the end of the period	$88,273	$50,377
Supplemental information:
Depreciation and amortization	$16,985	$17,498
Rent	34,433	30,462

Guess?, Inc. and Subsidiaries
Retail Store Data
U.S. and Canada
(Unaudited)

	Six Months Ended

	July 2, 2005	June 26, 2004

Number of stores at the beginning of the year	287	265
Store openings	21	7
Store closures	(7)	(8)
Number of stores at the end of the period	301	264
Total store square footage at the end of the period	1,508,000	1,370,000

SOURCE  Guess?, Inc.
          -0-                                        07/28/2005
          /CONTACT:  Carlos Alberini, President & Chief Operating Officer,  +1-213-765-3582, or Frederick G. Silny, SVP & Chief Financial Officer, +1-213-765-3289, both of Guess?, Inc./
          /FCMN Contact: Fredsi@guess.com /
          /Web site:  http://www.guess.com /